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                                  EXHIBIT 11.1

                      BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                            (A Development Stage Company)

                  COMPUTATION OF NET LOSS PER COMMON SHARE (1)

                                                             THREE MONTHS ENDED      NINE MONTHS ENDED
                                                               SEPTEMBER 30,           SEPTEMBER 30,
                                                           ----------------------  ----------------------
                                                              1996        1997        1996        1997
                                                           ----------  ----------  ----------  ----------
Net Loss:                                                 $(2,323,714) $(2,056,992) $(3,470,099) $(4,054,362)
                                                          -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------
Shares Used in Computing Net Loss Per Common Share:
  Weighted Average Common Stock Outstanding During the
  Period.................................................   8,548,756    8,570,916    6,683,869    8,567,136
  Dilutive Effect of Common Equivalent Shares Issued
   Subsequent to March 1, 1995 (2).......................          --           --      315,818           --
                                                          -----------  -----------  -----------  -----------
                                                            8,548,756    8,570,916    6,999,687    8,567,136
                                                          -----------  -----------  -----------  -----------
Net Loss Per Common Share................................ $     (0.27) $     (0.24) $     (0.50) $     (0.47)
                                                          -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------
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(1) Historical net loss per common share has not been separately presented as the amounts would not be meaningful

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
    83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented until the effective date of the Company's initial public offering. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.